Exhibit 5

[LETTERHEAD OF SKY FINANCIAL GROUP, INC.]

July 6, 2004

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, Ohio 43402

Ladies and Gentlemen:

I am counsel for Sky Financial Group, Inc., an Ohio corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the registration of 3,500,000 shares (the “Shares”) of the Company’s common stock, without par value (together with the related right to purchase one one-hundredth of a share of Series A Participating Preferred Stock, $10.00 par value, of the Company, the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the Sky Financial Group, Inc. 2002 Stock Option and Stock Appreciation Plan (the “2002 Plan”) and the Sky Financial Group, Inc. 2004 Stock Plan (the “2004 Plan” and, together with the 2002 Plan, the “Plans”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Seventh Amended and Restated Articles of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated Code of Regulations of the Company, as currently in effect; (iv) each of the Plans; (v) resolutions of the Board of Directors of the Company relating to, among other things, the approval of the Plans, the reservation for issuance of the Shares of Common Stock under the Plans and the filing of the Registration Statement; and (vi) minutes of the Company’s Annual Meetings of Stockholders relating to, among other things, the approval of the Plans. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Shares of Common Stock have been duly authorized by the requisite corporate action on the part of the Company and, when issued pursuant to the terms and in the manner set forth in the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ W. Granger Souder, Jr.
W. Granger Souder, Jr., Esq.
Executive Vice President, General Counsel and Secretary